Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 7, 2006, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-118053) and related Prospectus of Sensus Metering Systems (Bermuda 2) Ltd. related to the $275,000,000 of 8 5/8% Senior Subordinated Notes due 2013.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 21, 2006